EXHIBIT 99.3

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES CHIEF FINANCIAL OFFICER
SUCCESSION PLANS

NASHVILLE, Tenn., Dec. 5, 2014 -Genesco Inc. (NYSE: GCO) announced that James S. Gulmi, senior vice president and chief financial officer, has made the decision to retire from the role of chief financial officer at the end of its current fiscal year. Gulmi, who has served as Genesco’s chief financial officer since 1986, and who joined the Company in 1971, is expected to continue as senior advisor to the Company for at least the next year. He will be succeeded as chief financial officer by Mimi E. Vaughn, the Company’s current senior vice president - strategy and shared services.

Vaughn joined Genesco as vice president - strategy and business development in 2003, was promoted to senior vice president - strategy and business development in 2006, and was named senior vice president - strategy and shared services in 2009.

Prior to joining the Company, Vaughn was executive vice president of business development and marketing and acting chief financial officer for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company, based in Atlanta. During her tenure at McKinsey, Vaughn advised senior executives and board members, specializing in the consumer and retail sectors. Before joining McKinsey, Vaughn held corporate finance positions at Goldman, Sachs & Company, Wasserstein Perella & Company, Inc., and Drexel Burnham Lambert.

“Jim Gulmi’s service for 28 years as Genesco’s chief financial officer is remarkable for more than its duration. Serving with six different chief executive officers, Jim has been the constant thread running through successive chapters of a long and successful transformation of the Company into a market-leading specialty retailer. I am pleased that Jim has agreed to continue as senior advisor to the Company for at least the next year,” said Genesco’s Chairman, President and Chief Executive Officer Robert J. Dennis.

“We are fortunate to have Mimi Vaughn as a highly-qualified internal successor to Jim as chief financial officer. Mimi’s 11 years of experience at Genesco and her knowledge of our business and industry gained from her focus on strategy will serve her and the Company well in her new role. Her appointment implements a longstanding succession plan for the CFO role, which has given her and Jim time to plan a smooth transition.”

Parag Desai will succeed Vaughn as senior vice president - strategy and shared services. In this role, he will assist in the development and implementation of the Company’s strategy and will oversee shared services functions, including information technology, corporate logistics and human resources.

Desai has more than 18 years of experience developing strategies for businesses given changes in consumer behavior, channels and technology. He spent 14 years with McKinsey & Company, including seven years as a partner. He was part of the firm's global retail leadership team and a core member of the consumer practice both in the Americas and in Australia. In addition to McKinsey, Desai has held business development and technology positions at Outpace Systems and Booz Allen & Hamilton.

Dennis added, “We are pleased to welcome Parag Desai to the Company as Mimi’s successor in the leadership of strategy and shared services. He brings a wealth of relevant experience and a fresh perspective that we look forward to drawing upon as we continue to look toward Genesco’s future.”

EXHIBIT 99.3

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,830 retail stores and leased departments throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com . The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.